Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

PAC fundraiser supports ethanol policy, education



A rainy day couldn't dampen the spirits of more than 100 supporters of ethanol who attended the annual GGE PAC outing, which supports local, state and national candidates who fight for America's renewable fuels producers and farmers.


RFA

Motorcycle photos courtesy of RFA

The August event included comments from Robert White and Geoff Cooper of the Renewable Fuels Association about the impact the EPA's small refinery waivers have had on ethanol demand, as well as an appearance by the American Chopper motorcycle created by Paul Teutul Jr. to run on E-85. "We want to thank everyone who has been supporting us for the last 14 years, both with donations and by contacting legislators to urge them to do what is right for ethanol and rural Iowa," said PAC Chairman Jerry Calease.



Tight ethanol margins, fewer sales hit hard

If you have been following the newsletters this year it will likely come as no surprise to you to hear that the third fiscal quarter which ended July 31, 2018, fell short of historical standards for Golden Grain's financial performance.

Tightening ethanol margins coupled with a 16 percent drop in gallons sold for the quarter made our income levels approximately half of what they were in the third quarter of 2017. For the nine-month period ending July 31, 2018, our income has been generated from our investments in other facilities, which have had more favorable railroad transportation rates with their rail lines than we have or sit in an area that had more favorable corn basis.

For the year, ethanol prices have fallen 10 percent, corn prices are comparable to last year, and we have seen a 35 percent increase in distiller grain average price per ton bringing the relative value of DDG to approximately 100% the value of corn.

The production issues we faced after our maintenance shutdown in May were fixed the middle of June, and we were back to full production shortly there after. We produced our third highest gallons ever in July 2018!

During 2018, we have spent over $16 million on capital expenditures primarily for the expansion. Work is currently being done on the new slurry system and fermenters.

Our last distribution of nearly $15 million was paid in December 2017. The Board of Directors will discuss a distribution in their November 2018 meeting and assess the 2018 tax projection, current operating margins, capital needs and investor return expectation when contemplating this decision.

On the brighter side, we could not be happier with the effort and teamwork displayed by our employees. They continue to work to promote a safe and clean work environment and work diligently to maneuver around several dozen construction projects and contract workers. It is no small feat to continue business as normal when remodeling is taking place to add another addition onto your "house."

The complete quarterly financial statement can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	July 31, 2018	October 31, 2017
Current Assets	$ 35,144,425	$ 53,988,590
Total Assets	$ 133,290,950	$ 143,829,415
Current Liabilities	$ 8,576,946	$ 7,716,286
Long-term liabilities	$ 539,430	$ 477,883
Members Equity	$ 124,171,574	$ 135,635,246
Book Value per Unit	$ 6.18	$ 6.83

INCOME STATEMENT	3 Months Ended 7/31/2018	3 Months Ended 7/31/2017	9 Months Ended 7/31/2018	9 Months Ended 7/31/2017
Revenue	$ 41,465,388	$ 49,760,291	$ 134,830,955	$ 156,784,396
Gross Profit	$ 833,081	$ 3,725,862	$ 3,235,736	$ 16,569,605
Equity in Net Income from Investments	$ 1,189,013	$ 1,157,060	$ 3,657,785	$ 5,591,396
Net Income	$ 1,440,371	$ 3,840,574	$ 3,444,078	$ 19,542,826
Net Income per Unit	$ 0.07	$ 0.19	$ 0.17	$ 0.98
Distribution Paid	$ --	$ 0.50	$ 0.75	$ 1.25

Golden Renewable Energy contract terminated

The thermal purchase agreement with Golden Renewable Energy, the co-generation facility located adjacent to Golden Grain Energy, was terminated on September 14, 2018.

GRE's continued mechanical and production challenges have made it challenging for us to receive a consistent and dependable steam supply from them. Due to their lack of operation, GGE will be forced to look at other alternatives to meet our ever increasing need for additional energy production.

Building up E-15: News about the blend

As ethanol production continues to bump against the blend wall of what can be sold as the standard E10 fuel, renewable fuels advocates are working hard to increase the availability and visibility of E-15, which has been deteremined by the EPA to be safe in all flexible-fuel vehicles, as well as model year 2001 and newer cars, light-duty trucks and medium-duty passenger vehicles (SUVs).

E15Now.com

Golden Grain Energy has joined Growth Energy and other ethanol producers and advocates in supporting the E15now.com website, which provides information about the drive for citizens to urge their legislators to lift restrictions that currently prohibit sales of E15 in some markets during certain times of the year. Sept. 15 marks the end of the Reid vapor pressure (RVP) season that restricts use of E15 throughout much of the U.S. from June 1 to Sept. 15.

The site includes information about the benefits of E15 to America's environment, to farmers, to rural communities and to drivers. It also includes links that can be used to send emails directly to your representatives in Congress.

Pink at the Pump

The Iowa Renewable Fuels Association is again working with the National Breast Cancer Foundation, The Hormel Institute and retailers to promote E15 and fight breast cancer together. Through the month of October, participating retailers will be donating 3 cents of every gallon of E15 sales to support breast cancer research, early detection, education and support services.

A list of participating retailers is at https://iowarfa.org/pinkatthepump/. Golden Grain employees will be pumping E15 11 a.m. to 2 p.m. Friday, Oct. 12, at local stations.


FUELING A
REVOLUTION
POWERED BY ETHANOL
THE HOMEGROWN SOLUTION

Updated BMEC on the road

An all-new Biofuels Mobile Education Center was unveiled earlier this month, ready to travel sharing the latest data about the positive impact of ethanol and other biofuels on the environment, the economy, and drivers' pocketbooks. The trailer is supported by the Iowa Corn Promotion Board, Golden Grain Energy, Homeland Energy Solutions, Absolute Energy and Big River Resources. About 400 fifth graders from 8 north Iowa schools toured the trailer Friday, Sept. 21, during Norman Borlaug Inspire Day at the Norman Borlaug home farm and birthplace south of Cresco. Borlaug was a Nobel Peace Prize winner credited with saving a billion lives through his work in developing wheat varieties.






FUEL IN MOTION

Photos courtesy of Dave Sovereign

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Plan now for 2019 annual meeting

Golden Grain Energy will host its annual meeting Feb. 18, 2019, at the Knights of Columbus Hall in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m.

Directors whose seats are up for election next year include: Roger Shaffer, Dave Sovereign and Stan Laures. Nominating committee members are Duane Lynch, Jim Boeding and Ron Pumphrey. Anyone interested in being nominated should contact one of those individuals or the Golden Grain Energy office by Dec. 7. Directors are elected at-large and serve a three-year term.

Additional information about the annual meeting will be mailed in early January, including proxy cards.

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.